Exhibit 10.1
BRADY CORPORATION
PERFORMANCE-BASED
RESTRICTED STOCK AGREEMENT
(January 8, 2008)
     Brady Corporation (the “Corporation”), a Wisconsin corporation, hereby grants to                                          (the “Employee”) a Restricted Stock Award (the “Award”) with respect to                                          shares (the “Shares”) of Class A Common Stock, $.01 par value, of the Corporation (the “Common Stock”), all in accordance with and subject to the following terms and conditions:
     1. Plan; Defined Terms. This Award is made pursuant to the Brady Corporation 2006 Omnibus Incentive Stock Plan (the “Plan”). In the event of any conflict between any provisions of this Award and the provisions of the Plan, the provisions of the Plan shall control. Terms defined in the Plan where used herein shall have the meanings as so defined. Employee acknowledges receipt of a copy of the Plan.
     2. Vesting Requirements. The vesting of this Award (other than pursuant to accelerated vesting in certain circumstances as provided in Section 3 below) shall be subject to the satisfaction of the conditions set forth in both Section 2(a) and Section 2(b) below:
          (a) Performance Vesting Requirement (Earnings per Share Improvement). The performance vesting requirement under this Section 2(a) shall be satisfied only if the Earnings Per Share for any one of the Corporation’s fiscal years ending July 31, 2009, July 31, 2010, July 31, 2011 or July 31, 2012 are at least 10% greater than the Earnings Per Share for the Corporation’s fiscal year ending July 31, 2008. For purposes of this Agreement, “Earnings per Share” shall mean the basic earnings per share of the Corporation’s Class A Common Stock calculated in accordance with the standards of the Public Company Accounting Oversight Board as in effect for the fiscal year ended July 31, 2008. If the performance vesting requirement is not satisfied for any of the four designated fiscal years, the Award shall be immediately forfeited.
          (b) Service Vesting Requirement. In addition to the performance vesting requirement of Section 2(a) above, the Award shall become vested only if the Employee remains continuously employed by the Corporation (or an Affiliate) from the date hereof until January 15, 2013. If this service vesting requirement is not satisfied, this Award shall be immediately forfeited.
          The period of time during which the Shares covered by this Award are forfeitable is referred to as the “Restricted Period.”

     3. Accelerated Vesting.
          (a) Notwithstanding the terms and conditions of Section 2 hereof, in the event of the termination of the Employee’s employment with the Corporation (and any Affiliate) prior to the end of the Restricted Period due to death or disability, the Shares shall become unrestricted and fully vested. For purposes of this Agreement, “Disability” means that the Employee is disabled as a result of sickness or injury, such that he is unable to satisfactorily perform the material duties of his or her job, as determined by the Committee, on the basis of medical evidence satisfactory to it.
          (b) In the event of the termination of the Employee’s employment with the Corporation (and any Affiliate) prior to the end of the Restricted Period due to a Change in Control, the Shares shall become unrestricted and fully vested.
          For purposes of this Agreement, a “Change of Control” shall occur if any person or group of persons (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934) other than the members of the family of William H. Brady, Jr. and their descendants, or trusts for their benefit, collectively, directly or indirectly controls in excess of 50% of the voting common stock of the Corporation.
          For purposes of this Agreement, a termination due to Change of Control shall occur if within the 12 month period beginning with the date a Change of Control occurs (i) the Employee’s employment with the Corporation (and any Affiliate) is involuntarily terminated (other than by reason of death, disability or Cause) or (ii) the Employee’s employment with the Corporation (and any Affiliate) is voluntarily terminated by the Employee subsequent to (A) a 10% or more diminution in the total of the Employee’s annual base salary (exclusive of fringe benefits) and the Employee’s target bonus in comparison with the Employee’s total of annual base salary and target bonus immediately prior to the date the Change of Control occurs, (B) a significant diminution in the responsibilities or authority of the Employee in comparison with the Employee’s responsibility and authority immediately prior to the date the Change of Control occurs or (C) the imposition of a requirement by the Corporation that the Employee relocate to a principal work location more than 50 miles from the Employee’s principal work location immediately prior to the date the Change of Control occurs.
          For purposes of this Agreement, Cause means (i) the Employee’s willful and continued failure to substantially perform the Employee’s duties with the Corporation (other than any such failure resulting from physical or mental incapacity) after written demand for performance is given to the Employee by the Corporation which specifically identifies the manner in which the Corporation believes the Employee has not substantially performed and a reasonable time to cure has transpired, (ii) the Employee’s conviction of or plea of nolo contendere for the commission of a felony, or (iii) the Employee’s commission of an act of dishonesty or of any willful act of misconduct which results in or could reasonably be expected to result in significant injury (monetarily or otherwise) to the Corporation, as determined in good faith by the Committee.
          (c) In the event of (i) the merger or consolidation of the Corporation with or into another corporation or corporations in which the Corporation is not the surviving corporation, (ii) the adoption of any plan for the dissolution of the Corporation, or (iii) the sale or exchange of all or substantially all the assets of the Corporation for cash or for shares of stock or other securities of another corporation, all restrictions imposed on any then-restricted Shares shall terminate (such that any Shares shall become fully transferable) immediately prior to any such event in which the Corporation is not the surviving corporation.
          (d) If the lapsing of the restrictions would result in any excise tax to the Employee as a result of Section 280G of the Code, the Corporation shall pay the Employee an amount equal to such excise tax.
     4. Dividend Rights. The Employee shall have the right to receive any cash dividends otherwise payable with respect to the Shares, as paid, and the Employee shall have all other rights as holder of such Shares, provided, however, the Corporation shall retain custody of all stock certificates representing shares as to which such restriction has not lapsed.
     5. No Guarantee of Employment. Nothing contained in this Agreement shall give the Employee the right to be retained in the employment of the Corporation or affect the right of the Corporation to dismiss the Employee.
     6. Transfer Restrictions. This Award and the Shares (until they become unrestricted pursuant to the terms hereof) are non-transferable and may not be assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Shares shall be forfeited.
     7. Withholding Taxes. The Corporation may require payment of or withhold any tax which it believes is payable as a result of the Shares becoming unrestricted and fully vested, and the Corporation may defer making delivery with respect to Shares until arrangements satisfactory to the Corporation have been made with regard to any such withholding obligations. In lieu of part or all of any such payment, the Employee, in satisfaction of all withholding taxes (including, without limitation, Federal income, FICA (Social Security and Medicare) and any state and local income taxes) payable as a result of such vesting, may elect, subject to such rules and regulations as the Committee may adopt from time to time, to have the Corporation withhold that number of Shares (valued at Fair Market Value on the date of vesting and rounded upward) required to settle such withholding taxes.
     8. Death of Employee. If any of the Shares shall vest upon the death of the Employee, they shall be registered in the name of the estate of the Employee unless the Corporation shall have theretofore received in writing a beneficiary designation, in which event they shall be registered in the name of the designated beneficiary.
     9. Adjustment of Shares. The terms and provisions of this Award (including, without limitation, the terms and provisions relating to the number and class of shares subject to this Award) shall be subject to appropriate adjustment in the event of any recapitalization, merger, consolidation, disposition of property or stock, separation, reorganization, stock dividend, issuance of rights, combination or split-up or exchange of shares, or the like.
     10. Wisconsin Contract. This Award has been granted in Wisconsin and shall be construed under the laws of that state.

     IN WITNESS WHEREOF, this Restricted Stock Agreement has been duly executed as of January 8, 2008.

BRADY CORPORATION
By:	/s/ Frank Jaehnert
Frank Jaehnert, President

Attest:	/s/ Hoyt R. Stastney
Hoyt R. Stastney, Secretary